Exhibit 10.2

FIRST AMENDMENT TO THE

EXECUTIVE EMPLOYMENT AGREEMENT

Between James E. Defebaugh and Labor Ready, Inc.

WHEREAS, James E. Defebaugh (“Executive”) and Labor Ready, Inc. (“Labor Ready” or “Company”) entered into an Executive Employment Agreement effective as of September 12, 2005 (“Agreement”); and

WHEREAS, Executive and Company would like to amend the Agreement to conform it to the requirements of Section 409A of the Internal Revenue Code, as amended.

NOW, THEREFORE, effective September 12, 2005, Section II(A)(2)(b)(i) of the Agreement is amended in its entirety to read as follows:

(i)            separation payments for twelve (12) months from the termination date at the base monthly salary in effect for Executive on the termination date, with the actual period of receipt of such payments being referred to as the “Severance Period”, provided, however, that if at the time of the Executive’s termination of employment the Executive is considered a “specified employee” subject to the required six-month delay in benefit payments under Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (“Code”), then the separation payments that would otherwise have been paid within the first six (6) months after the Executive’s termination of employment shall instead be paid in a single lump sum on (or within 15 days after) the six-month anniversary of such termination of employment.  Payments for the remaining six (6) months shall be made monthly after such six-month anniversary.  For purposes of this Agreement, the Executive will be considered to have terminated employment when the Executive has incurred a “separation from service” for purposes of Code Section 409A(a)(2)(A)(i); and

LABOR READY, INC.		EXECUTIVE

By:	/s/ Steven C. Cooper	By:	/s/ James E. Defebaugh

Name:	Steven C. Cooper	Date Executed:	December 31, 2006

Title:	Chief Executive Officer and President

Date Executed:	December 31, 2006